UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

CAPMARK FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania		19044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.

(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 23, 2009, Capmark Financial Group Inc. (the “Company”) entered into Amendment No. 3 to the Bridge Loan Agreement (“Bridge Loan Amendment 3”), among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.  Bridge Loan Amendment 3 amends the Bridge Loan Agreement dated as of March 23, 2006 (the “Bridge Loan Agreement”), as amended by Amendment No. 1 to the Bridge Loan Agreement dated as of December 7, 2006 and Amendment No. 2 to the Bridge Loan Agreement dated as of June 30, 2008.  Bridge Loan Amendment 3 extends the March 23, 2009 maturity date of more than 90% of the aggregate principal amount of the bridge loan until March 24, 2009.

Bridge Loan Amendment 3 also provides that the Company may not incur certain types of liens and indebtedness other than pursuant to arrangements existing on March 23, 2009 or which arise in the ordinary course of the Company’s business.

On March 24, 2009, the Company entered into Amendment No. 4 to the Bridge Loan Agreement (“Bridge Loan Amendment 4”), among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.  Bridge Loan Amendment 4 amends the Bridge Loan Agreement, as amended by Amendment No. 1 to the Bridge Loan Agreement dated as of December 7, 2006, Amendment No. 2 to the Bridge Loan Agreement dated as of June 30, 2008 and Bridge Loan Amendment 3.  Bridge Loan Amendment 4 further extends the maturity date of the bridge loan to April 9, 2009 with respect to the holders of approximately 94% of the outstanding principal balance under the Bridge Loan Agreement (the “Extending Lenders”).

The Company paid a fee to each Extending Lender in an amount equal to 0.25% of the aggregate principal amount of such Extending Lender’s outstanding loans under the Bridge Loan Agreement.

The Company repaid approximately $8.2 million of the bridge loan which was due to non-Extending Lenders.  Pursuant to the terms of Bridge Loan Amendment 4, the Company may not make any further repayments under the bridge loan prior to April 9, 2009.

The holder of $48 million principal amount of the bridge loan did not execute Bridge Loan Amendment 3 or Bridge Loan Amendment 4 and has not agreed to an extension of the bridge loan maturity date and has demanded payment of all amounts due under its loan.  Under the Bridge Loan Agreement, the failure to pay any amount at maturity may be declared an event of default by the Agent upon the request or direction of the Majority Lenders (as defined in the Bridge Loan Agreement).  Pursuant to Bridge Loan Amendment 4, the Majority Lenders waived any event of default arising directly from the Company’s failure to repay in full the principal amount of, and interest on, the loans of any non-Extending Lender until April 9, 2009.  The Majority Lenders also agreed to forbear (and to instruct the Agent to forbear) from exercising any right or remedy under the Bridge Loan Agreement as a result of the occurrence and continuance of an event of default arising from any such non-payment.

The foregoing descriptions of Bridge Loan Amendment 3 and Bridge Loan Amendment 4 do not purport to be complete and are qualified in their entirety by reference to the full text of Bridge Loan Amendment 3 and Bridge Loan Amendment 4, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Copies of the press releases announcing the entry into Bridge Loan Amendment 3 and Bridge Loan Amendment 4 are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Amendment No.3 to the Bridge Loan Agreement, dated as of March 23, 2009, among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.

10.2

Amendment No.4 to the Bridge Loan Agreement, dated as of March 24, 2009, among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.

99.1	Press Release re: Bridge Loan Amendment 3
99.2	Press Release re: Bridge Loan Amendment 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: March 24, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amendment No.3 to the Bridge Loan Agreement, dated as of June 30, 2008, among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.

10.2

Amendment No.4 to the Bridge Loan Agreement, dated as of June 30, 2008, among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.

99.1	Press Release re: Bridge Loan Amendment 3
99.2	Press Release re: Bridge Loan Amendment 4